IAS COMMUNICATIONS, INC.
#240 – 11780 Hammersmith Way
Richmond, BC V7A 5E9
Phone: 604-278-5996 Fax: 604-278-3409
Toll Free: 800-665-4616

NEWS RELEASE

IAS Communications, Inc.
(the “Company” or “IAS”)

IAS Communications, Inc. Announces Name Change
Approval and Additional Oil and Gas Wells Negotiation

For Immediate Release: May 29, 2007. Vancouver, BC – IAS Communications, Inc. (OTC BB: IASCA / www.iasenergy.com) is pleased to announce that pursuant to our annual and special meeting of shareholders held on May 24, 2007, the name change to IAS Energy, Inc. has been approved by the shareholders. The name change will become effective upon filing the amendment with our State regulator.

The Company currently has an interest in three producing oil and gas wells in Texas with Anadarko Petroleum Corporation as the operator, and three producing gas wells in Kentucky with Energy Source, Inc., of Kentucky, as operator.

ABOUT IAS ENERGY, INC.

IAS Energy, Inc. has an interest in two producing oil and gas wells in Texas. The wells are operated by Anadarko Petroleum Corporation, which is one of the largest independent oil and gas exploration and production companies in the world. IAS has an option to drill up to 24 gas wells in Kentucky to earn a 60% net revenue interest.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ John Robertson

John Robertson
President

Contacts:	IAS Energy, Inc.
John Robertson, 1-800-665-4616

Forward-Looking Statements
Statements in this press release regarding IAS Energy, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements.